Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2006 Fourth Quarter and Full Year

➢	Worldwide Net Revenue for the 2006 Fourth Quarter and Full Year Increased 10% and 9% to $5.2 Billion and $20.4 Billion, Respectively

➢	Reported Net Income and Diluted Earnings Per Share for the 2006 Full Year were $4.2 Billion and $3.08, Respectively

➢	Net Income and Diluted Earnings Per Share, Before Certain Significant Items, were $4.3 Billion and $3.14, Respectively

➢	2007 Full Year Pro Forma Diluted Earnings Per Share Guidance of $3.40 to $3.50 – an increase of 8% to 11% over 2006 Results

➢	Six Product Franchises Surpassed $1.0 Billion in Net Revenue in 2006

➢	Six Regulatory Filings Involving Four New Pharmaceutical Products During 2006

Madison, N.J., January 30, 2007 - Wyeth (NYSE: WYE) today reported results for the 2006 fourth quarter and full year ended December 31, 2006. Worldwide net revenue increased 10% to $5.2 billion for the 2006 fourth quarter and 9% to $20.4 billion for the 2006 full year. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 7% for the 2006 fourth quarter and 8% for the 2006 full year.

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Wyeth (Continued)

“In 2006, we made strategic investments in our future, while simultaneously delivering strong financial results. Net revenue, operating income and net income all increased significantly during the year, while pro forma EPS increased 14% over 2005,” said Robert Essner, Chairman and Chief Executive Officer.

“We achieved strong growth with all of our major products in 2006 and achieved a billion or multi-billion dollar status in annual sales in six product franchises. With six regulatory filings involving four new pharmaceutical products completed during the year, combined with continued investments in R&D, Wyeth is positioned for strong growth in 2007 and beyond.”

2006 Product Highlights

Set forth below is a table of net revenue for Wyeth’s principal products for the 2006 fourth quarter and full year together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 12/31/2006		Full Year Ended 12/31/2006
Principal Products	($ in millions)	Increase	($ in millions)	Increase

Effexor	$936.1	11%	$3,722.1	8%

Prevnar	501.7	25%	1,961.3	30%

Protonix	419.6	1%	1,795.0	7%

Enbrel (outside of the U.S. and Canada)	416.1	40%	1,499.6	38%

Alliance Revenue (1)	370.4	6%	1,339.2	17%

Nutritionals	306.7	20%	1,200.8	15%

Premarin Family	262.4	20%	1,050.9	16%

Zosyn/Tazocin	248.8	21%	972.0	9%

Centrum	181.2	5%	657.1	4%

Advil	172.3	16%	620.2	14%

(1)	Alliance revenue reflects revenue to Wyeth derived from sales of Enbrel (in the U.S. and Canada), Altace and the CYPHER stent.

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Wyeth (Continued)

ENBREL® continued to post strong global revenue growth in 2006. Enbrel sales in the U.S. and Canada, reported by Wyeth’s marketing partner Amgen Inc., were $792 million for the 2006 fourth quarter and $2,879 million for the 2006 full year, increases of 18% and 12% respectively, over the comparable prior periods. Wyeth has exclusive rights to Enbrel outside of the U.S. and Canada.

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel finished the year tenth among the top pharmaceutical products ranked globally by sales and as the second fastest growing product in the top 10. It also ranked among the top 10 best selling pharmaceutical products in 11 different countries.

Enbrel achieved important milestones in Europe and the U.S. during 2006. Pre-filled 25mg and 50mg syringes gained EU approval and were launched in 10 countries; and the Committee for Medicinal Products for Human Use in Europe endorsed new product labeling, citing improved physical function and lower rates of progressive peripheral joint damage in patients with psoriatic arthritis. Data presented in November at the American College of Rheumatology meeting showed efficacy improvements were sustained by rheumatoid arthritis patients after nine years of therapy.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in infants and young children, continues to be the world’s best-selling vaccine. It is available in 73 countries worldwide and is now included in 15 national immunization programs. More than 130 million doses of Prevnar have been distributed globally since it was launched in 2000.

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Wyeth (Continued)

EFFEXOR® (Effexor and Effexor XR), continues to be the number one selling antidepressant globally and an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

R&D Update

In 2006, Wyeth submitted six key regulatory filings involving four new pharmaceutical products. In June, Wyeth submitted New Drug Applications (NDA) to the U.S. Food and Drug Administration (FDA) for PRISTIQ™ (desvenlafaxine succinate), a non-hormonal agent to treat severe vasomotor symptoms; and for VIVIANT™ (bazedoxifene) for the prevention of postmenopausal osteoporosis. In October, Wyeth filed its dossier in Europe for Pristiq to treat vasomotor symptoms; registration submissions were filed in the U.S. and Europe for TORISEL™ (temsirolimus) for the treatment of renal cell carcinoma; and Wyeth and its partner Solvay Pharmaceuticals submitted an NDA to the FDA for bifeprunox for the treatment of schizophrenia. Torisel was granted priority review status by the FDA in December. On January 22, 2007, Wyeth received an approvable letter from the FDA for Pristiq as a treatment for adult patients with major depressive disorder.

Wyeth R&D also achieved a number of key clinical milestones during 2006. In July, the intravenous formulation of methylnaltrexone received fast track designation from the FDA for the treatment of post-operative ileus. Wyeth, with its partner Progenics

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Wyeth (Continued)

Pharmaceuticals, Inc., also initiated two global Phase 3 clinical trials with intravenous methylnaltrexone for post-operative ileus. In addition, Wyeth initiated a global Phase 3 clinical trial for its 13-valent pneumococcal conjugate vaccine in infants and continued to make progress with its 11 clinical development programs for Alzheimer’s disease, as well as its 10 oncology programs. In December, the Wyeth R&D Executive Team was honored by Scrip, a top pharmaceutical industry trade publication, as “Best Pharmaceutical Management Team.”

2006 Fourth Quarter Results

Net income and diluted earnings per share for the 2006 fourth quarter were $855.4 million and $0.63, respectively, compared with $731.7 million and $0.54 for the 2005 fourth quarter. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the expensing of stock options. The 2006 fourth quarter results included stock option expense, which reduced diluted earnings per share by approximately $0.02. The 2005 fourth quarter results, which have not been restated to include the impact of expensing stock options, would have been lower by approximately $0.04 per share had stock options been expensed.

The 2006 fourth quarter results also included net charges of $63.8 million ($48.1 million after-tax or $0.03 per share-diluted) related to the Company’s productivity initiatives. The 2005 fourth quarter results included net charges of $94.8 million ($73.7 million after-tax or $0.05 per share-diluted) related to the Company’s productivity initiatives. The 2006 and 2005 productivity initiatives charges are considered to be certain significant items for purposes of analyzing the Company’s results of operations. For the 2006 fourth quarter, net income and diluted earnings per share, before certain significant items, were $903.5 million

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Wyeth (Continued)

and $0.66, respectively. For the 2005 fourth quarter, net income and diluted earnings per share, before certain significant items and assuming stock option expensing, would have been $746.9 million and $0.55, respectively.

To assist in performing fourth quarter comparisons, a pro forma presentation is provided under “Results of Operations – As Adjusted” at the end of this press release.

The increases in net income and diluted earnings per share for the 2006 fourth quarter, before certain significant items and assuming the expensing of stock options in the 2005 fourth quarter, resulted from higher net revenue; lower cost of goods sold and lower selling, general and administrative expenses, both as a percentage of net revenue; lower interest expense, net and higher other income, net, offset, in part, by higher research and development spending. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $5.4 million and $5.1 million in the 2006 and 2005 fourth quarter, respectively.

2006 Full Year Results

Net income and diluted earnings per share for the 2006 full year were $4,196.7 million and $3.08, respectively, compared with $3,656.3 million and $2.70 for the 2005 full year. The 2006 full year results included stock option expense, which reduced diluted earnings per share by approximately $0.12. The 2005 full year results, which have not been restated to include the impact of expensing stock options, would have been lower by approximately $0.17 per share had stock options been expensed.

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Wyeth (Continued)

The 2006 full year results also included net charges of $218.6 million ($154.5 million after-tax or $0.11 per share-diluted) related to the Company’s productivity initiatives and a favorable income tax adjustment of $70.4 million ($0.05 per share-diluted) related to a reduction of certain deferred tax asset valuation allowances. The 2005 full year results included net charges of $190.6 million ($137.1 million after-tax or $0.10 per share-diluted) related to the Company’s productivity initiatives and an income tax charge of $170.0 million ($0.12 per share-diluted) recorded in connection with the Company’s decision to repatriate foreign earnings. The 2006 and 2005 productivity initiatives charges, the 2006 favorable income tax adjustment and the 2005 income tax charge are considered to be certain significant items for purposes of analyzing the Company’s results of operations. For the 2006 full year, net income and diluted earnings per share, before certain significant items, were $4,280.8 million and $3.14, respectively. For the 2005 full year, net income and diluted earnings per share, before certain significant items and assuming stock option expensing, would have been $3,735.8 million and $2.75, respectively.

In order to assist in performing full year comparisons, a pro forma presentation is provided under “Results of Operations – As Adjusted” at the end of this press release.

The increases in net income and diluted earnings per share for the 2006 full year, before certain significant items and assuming the expensing of stock options in the 2005 full year, resulted from higher net revenue; lower cost of goods sold and lower selling, general and administrative expenses, both as a percentage of net revenue; and lower interest expense, net offset, in part, by higher research and development spending and lower other income, net. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $44.1 million and $185.1 million in the 2006 and 2005 full year, respectively.

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Wyeth (Continued)

Provision for Income Taxes

The 2006 fourth quarter and full year Provision for Income Taxes includes a tax benefit of $75.0 million as a result of the renewal by Congress of the Research and Development Tax Credit legislation. Since the law allowing such credits expired in December 2005, the effective tax rate for the 2006 first nine months did not include this benefit. This tax benefit was partially offset by net tax charges relating to various other tax matters.

Productivity Initiatives

The Company continues with its long-term global productivity initiatives, which were launched in 2005, to adapt to the changing pharmaceutical industry environment. The guiding principles of these initiatives include innovation, cost savings, process excellence and accountability, with an emphasis on improving productivity. In July 2006, the Company established the Global Business Operations initiative as part of the productivity initiatives and signed a global services agreement with Accenture to deliver transactional and administrative support services beginning in 2007 for certain process areas within Wyeth’s finance and accounting, information services, human resources and procurement functions. The Company recorded the following charges related to these productivity initiatives for the 2006 and 2005 fourth quarter and full year:

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Wyeth (Continued)

	(UNAUDITED)
	Three Months Ended		Full Year Ended
(In millions, except per share amounts)	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Total Productivity Initiatives Charges	$63.8	$94.8	$218.6	$190.6

Productivity Initiatives Charges, After-tax	$48.1	$73.7	$154.5	$137.1

Decrease in Diluted Earnings per Share	$0.03	$0.05	$0.11	$0.10

The productivity initiatives charges were recorded as follows:

	(UNAUDITED)
	Three Months Ended		Full Year Ended
(In millions)	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Cost of Goods Sold	$42.7	$68.4	$129.2	$137.7

Selling, General and Administrative	23.2	24.1	78.0	85.6

Research and Development	(2.1)	2.3	11.4	7.5

Other Income, net(1)	-	-	-	(40.2)

	$63.8	$94.8	$218.6	$190.6

(1)	Reflects asset sale gains.

Since inception of the Company’s productivity initiatives, total net pre-tax charges of $409.2 million have been recorded with respect to these initiatives. Additional costs such as asset impairment, accelerated depreciation, personnel costs and other exit costs, as well as certain implementation costs associated with these initiatives, are expected to continue for several years as additional strategic decisions are made and are projected to total approximately $750.0 million to $1,000.0 million, on a pre-tax basis.

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Wyeth (Continued)

A reconciliation of net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share, before certain significant items and assuming stock option expensing for the 2005 fourth quarter and full year, is presented in the following table:

	(UNAUDITED)
(In millions, except per share amounts)	Three Months Ended		Full Year Ended
Item Description	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Net income, as reported	$855.4	$731.7	$4,196.7	$3,656.3

Productivity initiatives	48.1	73.7	154.5	137.1

Income tax (adjustment) charge	-	-	(70.4)	170.0

Net income, as adjusted, before certain significant items(1)	$903.5	$805.4	$4,280.8	$3,963.4

Stock-based employee compensation, not included in net income	-	(58.5)	-	(227.6)

Net income, as adjusted, including all stock-based compensation awards(2)	$903.5	$746.9	$4,280.8	$3,735.8

Diluted earnings per share, as reported	$0.63	$0.54	$3.08	$2.70

Productivity initiatives	0.03	0.05	0.11	0.10

Income tax (adjustment) charge	-	-	(0.05)	0.12

Diluted earnings per share, as adjusted, before certain significant items(1)	$0.66	$0.59	$3.14	$2.92

Stock-based employee compensation, not included in net income	-	(0.04)	-	(0.17)

Diluted earnings per share, as adjusted, including all stock-based compensation awards(2)	$0.66	$0.55	$3.14	$2.75

(1)

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges, which include costs associated with the Global Business Operations initiative, the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization costs and the elimination of certain positions at the Company’s facilities, have been excluded, as these charges are not considered to be indicative of continuing operating

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Wyeth (Continued)

results. The income tax adjustment, which relates to the reduction of certain deferred tax asset valuation allowances, and the income tax charge, which relates to the repatriation of foreign earnings, have been excluded due to their nature and magnitude. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented.

(2)	Stock-based compensation expense for the 2006 fourth quarter and full year has been recorded in accordance with SFAS No. 123R, which the Company adopted as of January 1, 2006. In order to present the results for the 2006 and 2005 fourth quarter and full year on a comparable basis, the 2005 fourth quarter and full year results have been adjusted in the above table to reflect the pro forma effect of expensing stock options in 2005.

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company’s analysis of divisional performance. However, they are important to understanding changes in our reported net income. Excluding the certain significant items and the gains from product divestitures described above, as well as assuming stock option expensing for the 2005 fourth quarter and full year, net income and diluted earnings per share were $899.7 million and $0.66, respectively, for the 2006 fourth quarter as compared with $742.6 million and $0.55 for the 2005 fourth quarter, and $4,251.0 million and $3.12, respectively, for the 2006 full year as compared with $3,614.4 million and $2.67 for the 2005 full year.

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Wyeth (Continued)

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 12/31/2006		Full Year Ended 12/31/2006
Net Revenue By Reportable Segment	($ in 000’s)	Increase	($ in 000’s)	Increase/ (Decrease)

Pharmaceuticals	$4,301,925	11%	$16,884,190	10%

Consumer Healthcare	714,636	2%	2,530,168	(1)%

Animal Health	203,618	11%	936,297	6%

Consolidated Total	$5,220,179	10%	$20,350,655	9%

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 11% for the 2006 fourth quarter and 10% for the full year due primarily to higher sales of Prevnar, Enbrel, Effexor, Nutritionals, the Premarin® family of products, Protonix® and Zosyn®, offset, in part, by lower sales of Zoton®, which is experiencing generic competition. Additionally, alliance revenue increased 6% to $370.4 million for the 2006 fourth quarter and increased 17% to $1,339.2 million for the 2006 full year due primarily to higher sales of Enbrel in the United States and Canada. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 8% for the 2006 fourth quarter and 9% for the 2006 full year.

Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 2% for the 2006 fourth quarter and decreased 1% for the 2006 full year. The increase in the 2006 fourth quarter was due primarily to an increase in sales of Advil®, offset, in part, by lower sales of Advil Cold &

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Wyeth (Continued)

Sinus®. The decrease in the 2006 full year was due primarily to the absence of 2006 sales of Solgar products, which were divested in the 2005 third quarter, lower sales of Robitussin® and Advil Cold & Sinus due to the impact of retailer actions and state legislation related to pseudoephedrine-containing products, offset, in part, by an increase in sales of Advil and Centrum®. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue was flat for the 2006 fourth quarter and decreased 2% for the 2006 full year.

Animal Health

Worldwide Animal Health net revenue increased 11% for the 2006 fourth quarter and 6% for the 2006 full year. The increase in the 2006 fourth quarter was due primarily to higher sales of equine, companion animal and livestock products. The increase in the 2006 full year was due primarily to higher sales of companion animal and livestock products, partially offset by lower sales of equine products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 7% for the 2006 fourth quarter and increased 5% for the 2006 full year.

2007 Earnings Guidance

The Company estimates pro forma diluted earnings per share for 2007 will be $3.40 to $3.50. This estimate is considered pro forma as it excludes potential charges resulting from the Company’s ongoing productivity initiatives. Net revenue is expected to grow at mid-to-high single digits and gross margin is expected to be approximately 72% to 74%. Selling, general and administrative expenses are expected to increase at a significantly lower rate than net revenue, and research and development expenses are projected to grow at a mid single digit rate. Net interest is expected to be income in 2007. The tax rate is expected to be approximately 27% to 29%.

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Wyeth (Continued)

Share Repurchase Program

On January 25, 2007, the Company’s Board of Directors approved an increase to the Company’s previously authorized share repurchase program, which inclusive of the 1.9 million shares remaining under the existing program, will allow for the future repurchase of up to 30 million shares of the Company’s common stock, subject to price and market conditions.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including the entire section under the caption “2007 Earnings Guidance,” are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include risks associated with the inherent uncertainty of the timing and success of product research, development and commercialization (including with respect to our pipeline products), drug pricing and payment for our products by government and third-party payers, manufacturing, data generated on the safety and efficacy of our products, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, global business operations, product liability and other types of litigation, the impact of legislation and regulatory compliance, intellectual property rights, strategic relationships with third parties, environmental liabilities, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, Risk Factors.” We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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Wyeth (Continued)

The Company will hold a conference call with research analysts at 8 a.m. Eastern Standard Time today. The purpose of the call is to review the financial results of the Company for the fourth quarter and full year of 2006. Interested investors and others may listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet Web site.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Full Year Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net Revenue	$5,220,179	$4,746,696	$20,350,655	$18,755,790

Cost of Goods Sold(1)	1,490,920	1,383,613	5,587,851	5,431,200

Selling, General and Administrative Expenses(1)	1,796,036	1,630,459	6,501,976	6,117,706

Research and Development Expenses(1)	911,094	875,731	3,109,060	2,749,390

Interest (Income) Expense, Net	(6,524)	7,400	(6,646)	74,756

Other Income, Net (1) (2)	(65,951)	(49,477)	(271,490)	(397,851)

Income Before Income Taxes	1,094,604	898,970	5,429,904	4,780,589

Provision for Income Taxes (3)	239,189	167,274	1,233,198	1,124,291

Net Income(4)	$855,415	$731,696	$4,196,706	$3,656,298

Basic Earnings Per Share(5)	$0.64	$0.55	$3.12	$2.73

Average Number of Common Shares Outstanding During Each Period - Basic	1,346,087	1,342,468	1,345,386	1,339,718

Diluted Earnings Per Share(5)	$0.63	$0.54	$3.08	$2.70

Average Number of Common Shares Outstanding During Each Period - Diluted	1,379,180	1,367,840	1,374,053	1,363,417

(1)	The 2006 fourth quarter included charges of $63,830 ($48,025 after-tax or $0.03 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $42,691 were included in Cost of Goods Sold, $23,269 in Selling, General and Administrative Expenses, and ($2,130) in Research and Development Expenses. The 2006 full year included charges of $218,580 ($154,438 after-tax or $0.11 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $129,199 were included in Cost of Goods Sold, $78,033 in Selling, General and Administrative Expenses, and $11,348 in Research and Development Expenses.

The 2005 fourth quarter included charges of $94,830 ($73,724 after-tax or $0.05 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $68,369 were included within Cost of Goods Sold, $24,142 within Selling, General and Administrative Expenses and $2,319 within Research and Development Expenses. The 2005 full year included net charges of $190,616 ($137,128 after-tax or $0.10 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $137,749 were included within Cost of Goods Sold, $85,555 within Selling, General and Administrative Expenses and $7,519 within Research and Development Expenses, offset, in part, by asset sale gains of $40,207 included within Other Income, Net.

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Wyeth (Continued)

(2)	Other income, net included royalty income for the 2006 fourth quarter and full year of $68,764 and $262,628, respectively, compared with $68,217 and $292,708 for the prior year.

(3)	The 2006 full year included a favorable income tax adjustment of $70,363 ($0.05 per share-diluted) related to the reduction of certain deferred tax asset valuation allowances. The 2005 full year included an income tax charge of $170,000 ($0.12 per share-diluted) related to the repatriation of foreign earnings.

(4)	Stock-based compensation expense for the 2006 fourth quarter and full year has been recorded in accordance with SFAS No. 123R, which the Company adopted as of January 1, 2006. The 2006 fourth quarter and full year results included net stock-based compensation expense for stock options, restricted stock and performance share awards totaling $64,469 and $276,905, respectively. The 2005 fourth quarter and full year results included net stock-based compensation expense only for restricted stock and performance share awards of $21,070 and $72,285, respectively. Prior to the adoption of SFAS No. 123R, no expense was recorded for stock options.

(5)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $8,168 and $30,009 for the 2006 fourth quarter and full year, respectively, compared with $5,801 and $19,798 for the comparable periods in 2005.

Results of Operations – As Adjusted

The 2005 fourth quarter and full year results, as reported above, do not include the impact of expensing stock options. In order to assist in performing year-over-year comparisons during 2006, Wyeth has prepared the following presentation of its results of operations for the three months and full year ended December 31, 2006 and 2005, adjusted where noted below, to exclude certain significant items during the 2006 and 2005 fourth quarter and full year and to reflect the 2005 fourth quarter and full year pro forma effect of expensing stock options.

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Wyeth (Continued)

The comparative results of operations – as adjusted are as follows:

(In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Full Year Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net Revenue	$5,220,179	$4,746,696	$20,350,655	$18,755,790

Cost of Goods Sold(1)(2)	1,448,229	1,322,052	5,458,652	5,319,095

Selling, General and Administrative Expenses(1)(2)	1,772,767	1,649,870	6,423,943	6,209,631

Research and Development Expenses(1)(2)	913,224	894,629	3,097,712	2,828,895

Interest (Income) Expense, Net	(6,524)	7,400	(6,646)	74,756

Other Income, Net(1)(3)	(65,951)	(49,477)	(271,490)	(357,644)

Income Before Income Taxes	1,158,434	922,222	5,648,484	4,681,057

Provision for Income Taxes (1) (2)	254,994	175,284	1,367,703	945,231

Net Income(1)(2)	$903,440	$746,938	$4,280,781	$3,735,826

Basic Earnings Per Share(4)	$0.67	$0.56	$3.18	$2.79

Average Number of Common Shares Outstanding During Each Period - Basic	1,346,087	1,342,468	1,345,386	1,339,718

Diluted Earnings Per Share(4)	$0.66	$0.55	$3.14	$2.75

Average Number of Common Shares Outstanding During Each Period - Diluted	1,379,180	1,367,840	1,374,053	1,363,417

(1)	Charges of $63,830 ($48,025 after-tax or $0.03 per share-diluted) related to activities associated with the Company’s productivity initiatives were excluded from the results of operations for the 2006 fourth quarter. These charges are considered certain significant items and have been excluded above as follows: $42,691 from Cost of Goods Sold, $23,269 from Selling, General and Administrative Expenses, and ($2,130) from Research and Development Expenses. Charges of $218,580 ($154,438 after-tax or $0.11 per share-diluted) related to activities associated with the Company’s productivity initiatives were excluded from the results of operations for the 2006 full year. These charges are considered certain significant items and have been excluded above as follows: $129,199 from Cost of Goods Sold, $78,033 from Selling, General and Administrative Expenses, and $11,348 from Research and Development Expenses.

The 2005 fourth quarter included charges of $94,830 ($73,724 after-tax or $0.05 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $68,369 were included within Cost of Goods Sold, $24,142 within Selling, General and Administrative Expenses and $2,319 within Research and Development Expenses. The 2005 full year included net charges of $190,616 ($137,128 after-tax or $0.10 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $137,749 were included within Cost of Goods Sold, $85,555 within Selling, General and Administrative Expenses and $7,519 within Research and Development Expenses, offset, in part, by asset sale gains of $40,207 included within Other Income, Net.

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Wyeth (Continued)

A favorable income tax adjustment of $70,363 ($0.05 per share-diluted) related to the reduction of certain deferred tax asset valuation allowances was excluded from the results of operations for the 2006 full year and an income tax charge of $170,000 ($0.12 per share-diluted) related to the repatriation of foreign earnings was excluded from the 2005 full year. Both are considered certain significant items.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges, which include costs associated with the Global Business Operations initiative, the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization expenses and the elimination of certain positions at the Company’s facilities have been excluded as these charges are not considered to be indicative of continuing operating results. The favorable income tax adjustment, which relates to the reduction of certain deferred tax asset valuation allowances, and the income tax charge, which relates to the repatriation of foreign earnings, have been excluded due to their nature and magnitude. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented.

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

(2)	The adjusted results of operations for the 2005 fourth quarter include the pro forma effect of expensing stock options relating to the Company’s stock compensation plans of $6,808 in Cost of Goods Sold, $43,553 in Selling, General and Administrative Expenses, and $21,217 in Research and Development Expenses, as well as a related tax benefit of $13,096. The adjusted results of operations for the 2005 full year reflect the pro forma effect of expensing stock options relating to the Company’s stock compensation plans of $25,644 in Cost of Goods Sold, $177,480 in Selling, General and Administrative Expenses, and $87,024 in Research and Development Expenses, as well as a related tax benefit of $62,548.

(3)	Other income, net included royalty income for the 2006 fourth quarter and full year of $68,764 and $262,628, respectively, compared with $68,217 and $292,708 for the comparable periods in 2005.

(4)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $8,168 and $30,009 for the 2006 fourth quarter and full year, respectively, compared with $5,801 and $19,798 for the comparable periods in 2005.

The pro forma presentation of the Company’s 2005 quarterly and full year results of operations reflecting the pro forma effect of stock option expensing within the appropriate line of the results of operations and the pro forma effect on earnings per share for the period presented may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

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